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                                                                       EXHIBIT 5







                                  July 26, 2000


Board of Directors
The Credit Store Inc.
3401 North Louise Avenue
Sioux Falls, South Dakota 57107


                  In connection with the proposed registration under the Securities Act of 1933, as amended, of shares of Common Stock of The Credit Store, Inc, a Delaware corporation (the "Company"), offered and to be offered pursuant to the Credit Store, Inc. 1997 Amended Stock Option Plan (the "Plan"), we have examined the Company's Amended and Restated Certificate of Incorporation, its Amended and Restated By-Laws, and such other documents, including the Registration Statement on Form S-8, dated the date hereof, to be filed with the Securities and Exchange Commission relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion. Accordingly, based upon the foregoing, we are of the opinion that:

                  1. The Company is duly and validly organized and existing and in good standing under the laws of the State of Delaware.

                  2. The Company has duly authorized the issuance of the shares of Common Stock which may be issued pursuant to the Plan.

                  3. The shares which may be issued pursuant to the Plan will be, upon issuance, validly issued and outstanding and fully paid and nonassessable.

                  4. All necessary corporate action has been taken by the Company to adopt the Plan, and the Plan is a validly existing plan of the Company.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,

                                            /s/ Faegre & Benson LLP

                                            FAEGRE & BENSON LLP